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                                                                   EXHIBIT 16(b)


                    AIM GLOBAL AGGRESSIVE GROWTH FUND
                        AIM  GLOBAL GROWTH FUND
                         AIM GLOBAL INCOME FUND

SCHEDULE OF PERFORMANCE QUOTATIONS

(1)   Average Annual Total Returns Pursuant to SEC Standardized Formula

      SEC Formula:
                          P(1 + T)power of n  = ERV

      where:
                 P  =  initial payment of $1,000
                 T  =  average annual total return
                 n  =  number of years
               ERV  =  ending redeemable value of a hypothetical $1,000 payment made at the beginning of 1, 5 or 10 year periods at the end of such periods (for purposes of the following calculations, the maximum sales load has been deducted from the initial investment in order to compute ERV)

(2)   Aggregate or Cumulative Total Return Pursuant to Non-Standardized Formula

                            ATR = ERV-P
                                 -------
                                    P
      where:
                 P  =  $1,000 (initial investment)
               ERV  =  ending redeemable value of a hypothetical investment of
                       $1,000 made at the beginning of a specified period at the end of such period
               ATR  =  aggregate total return of the investment over the
                       specified period


                            AIM GLOBAL INCOME FUND

(1)   Yield Quotation Based on a 30-day Period

                      YIELD = 2[((a-b)/(c x d) + 1)power of six-1]

Where        a    =     dividends and interest earned during a stated 30-day
                        period.  For purposes of this calculation, dividends
                        are accrued rather than recorded on the ex-dividend
                        date.  Interest earned under this formula must
                        generally be calculated based on the yield to maturity
                        of each obligation (or, if more appropriate, based on
                        yield to call date).
             b    =     expenses accrued during period (net of reimbursement).
             c    =     the average daily number of shares outstanding during
                        the period.
             d    =     the maximum offering price per share on the last day of
                        the period.